HIPOTEKARNA BANK

Dragana Čarapić

Number: 100-3-59812
Batch: 520553000001054848

LOAN AGREEMENT

(Chapter XLVII 6I.1168 to 61.1171 LOO)

Concluded in Podgorica, on 21/032024 between:

HIPOTEKARNA BANK AD Podgorica, with its main offices in Podgorica, 67 Josipa Broza Tita Street, m/b 02085020, represented by the President of the Managing Board Esad Zaimović, giro account 907-52001-93 (hereinafter: **Bank) and**

Business organisation **MERIDIANBET DOO,** with its seat in PODGORICA, 2B MOSKOVSKA, m/b 02353318, represented by the executive director Lucija Anđelija Kukuljac, giro account 520-35557-07 (hereinafter: **Loan Beneficiary);**

Article 1. Conditions

1.1. The Bank transfers the procedurally duly approved loan funds to the Loan Beneficiary with the fulfillment of the following conditions as essential components of the Agreement (essentialia negotii):

1.1.1. Loan amount: **EUR 2.000.000,00 (in letters:** two million euros and zero cents **euros);**

1.1.2. Purpose: **long-term loan for payment of obligations;**

1.1.3. One-time fee: **0,20%, EUR 4.000,00 (in letters: fourthousand euros and zero cents) according to the Decision of the Bank's fee tariff;**

1.1.4. Term of use/availability of credit funds: **31/03/2024;**

1.1.5. Way of using: *transfer of funds to the account;*

1.1.6. Grace period:/

1.1.7. Method of repaying the loan: Equal monthly annuities, according to the Loan Repayment Plan delivered to the Loan Beneficiary before signing the Agreement, which is an integral part of it;

1.1.8. Repayment period: **24 months;**

1.1.9. Payment deadline: **01/04/2026;**

1.1.10. Regular interest rate: **5,30%,** annually.

1.1.11. The effective interest rate on the day of signing the Agreement is 5.63% and is subject to changes in accordance with changes in its elements determined by the agreement and changes in regulations.

1.1.12. The loan beneficiary agrees and accepts that the Bank may, in accordance with changes in regulations and acts from the domain of the Bank's discretionary business policy, change the interest rate, without the obligation to annex this Agreement, in which case the Bank is obliged to reliably report each change to the loan beneficiary in writing;

1.1.13. Default interest rate: 50% increased regular interest rate according to the Bank's Decision on interest rates;

1.1.14. During the use of the loan, the Bank calculates and charges intercalary interest at the same interest rate as for the loan. Credit disbursement is considered to be the period from the first day of disbursement of the approved loan funds until the day of final disbursement by the Loan Beneficiary. If the Loan Beneficiary does not use the loan funds within the term prescribed by item 1.1.4. of this article, it will be considered as if the Agreement was not even concluded in relation to the unused amount of funds of the credit. The loan is repaid on the last day of the month in which the loan was used;

1.2. The real means of ensuring the return of the loan are:

1.2.1. Establishment of a lien - mortgage in favor of the Bank on immovable property registered in the Immovable Property List number 4420, KO Podgorica I, RU Podgorica at:

- commercial space in the private sector PD 140, floor plan P6, surface area 290 m2, building number 1, located on cadastral plot number 1307/3
-special parts of the building PD 141, floor plan P6, surface area 36 m2, building number 1, located on cadastral plot number 1307/3
-garages as part of building PD 23, flocr plan 2P, surface area 12 m2, building number 1, located on cadastral plot number 1307/3;
-garage as part of building PD 24, floor plan 2P, surface area 12 m2, building number 1, located on cadastral plot number 1307/3;
- garage as part of building PD 25 floor plan 2P, surface area 12 m2, building number 1 , which is located on cadastral plot number 1307/3;
- garage as part of building PD 26, floor plan 2P, surface area 12 m2, building number 1, which is located on the cadastral plot number 1307/3;
- by submitting a pledge statement to a notary, which must specifically contain the pledge debtor's consent to:
- immediate execution without delay, on the immovable property that is the subject of the mortgage;
- entry of encumbrance: prohibition of alienation and encumbrance of the mortgaged immovable property, without consent of the mortgagee;
- entry of encumbrance: prohibition of renting out mortgaged real estate, without the consent of the mortgagee.

1.2.2. Establishment of a lien in favor of the Bank on the immovable property/s registered in the Immovable Property List No. 4434, KO Podgorica I, PJ Podgorica and at:

- business premises PD 118, floor plan P1, surface area 318 m2, building number 1, located on cadastral plot number 1325/23;
- parking lot PD 43, floor plan 2F, surface area 13 m2, building number 1, located on cadastral plot number 1325/23;

D. Čarapić

- garage space PD 44, floor plan 2P, surface area 13 m2, building number 1, located on cadastral lot number 1325/23
- garage space PD 53, floor plan 2P, surface area 13 m2, building number 1, which is located on cadastral lot number 1325/23
- garage space PD 54, floor plan 2P, surface area 13 m2, building number 1, located on cadastral lot number 1325/23;

- by giving a pledge statement to a notary, which must specifically contain the pledge debtor's consent to:
  - immediate execution without delay, on the real estate that is the subject mortgages
  - registration of encumbrance: prohibition of alienation and encumbrance of mortgaged immovable property, without the consent of the mortgagee;
  - registration of encumbrance: prohibition of renting mortgaged real estate, without the consent of the mortgage creditor;

1.2.3. The insurance policy of the aforementioned immovable property, tied in favor of the Bank

1.3. Personal means of securing the payment of the loan are:

1.3.1. 5 blank promisory notes with "no protest" clause with the bills of exchange autorization of the Loan Benificiary;
1.3.2. 10 authorization for money collection for Loan Beneficiary.

Article 2. Obligations of the Loan Benificiary

2.1 The user of the loan is obliged to pay the due obligations to the giro account of the Bank with a reference to the number of the loan batch.

2.2. The credit user is obliged to obligatorily, orderly, conscientiously and timely fulfill and execute the following obligations:

2.2.1. Uses the approved loan within the agreed period, for a specific purpose, according to the request submitted to the Bank;

2.2.2. Regularly and continuously pays all due obligations;

2.2.3. Submits an annual report on the estimated value of collateral, which must be performed by an authorized appraiser with whom the Bank already has or has concluded a cooperation agreement;

2.2.4. Inform the Bank in a reasonably short period of time about all changes and disruptions in its operations that may affect the orderly repayment of the loan, in which case it will, at the request of the Bank, provide additional collateral for the claim;

2.2.5. At the Bank's request, provide additional security instruments in the event of adverse political, security, financial and other circumstances;

2.2.6. In the event of an intention to change its ownership and management structure, as well as other status and/or other important changes that may affect any segment and in any measures to violate the Bank's rights and interests, seek the Bank's prior consent, conclude an agreement on the regulation of mutual relations (early loan repayment, provide additional security instruments, all depending on the Bank's discretionary assessment of whether the given change has an impact on additional exposure or not.) Failure to deliver of the above data is taken and considered as a reason for termination.

2.2.7. Regularly submits accounting reports to the Bank, which it normally submits to tax and other competent registration authorities, especially the auditor's opinion, final account, balance sheet and income statement, cash flow balance and capital balance, and at the request of the Bank, periodic accounting reports and tax returns;

2.3. The Loan Beneficiary agrees that the Bank, in the event of his falling into arrears, will calculate and charge default interest at the agreed rate, on the remaining debt, for the period from the first day of arrears until the final payment;

2.4. The Loan Beneficiary agrees that the Bank may, in case of default, block all his accounts and that, without prior notification, priority collection can be made from his funds with the Bank at the moment of falling into debt default (funds on giro and foreign currency accounts, foreign currency inflows, term and non/ dedicated deposits, Sec. of which it is the legal depository and of all things, rights and money of which the Bank is the legal holder, under this or another agreement, either by right of pledge, some other type of security of claim, or by right of retention and the like). This all applies to guarantors as well.

2.5. The Loan Beneficiary agrees and expressly approves that this Agreement is considered terminated, and the credit obligations due in full, without a special warning or written notice, if the Loan Beneficiary's account is blocked by third parties (account blocking, promissory note, executive document and alike).

2.6. The Loan Beneficiary undertakes to bear the costs of preparing a notarial record of the termination of real rights established for the purpose of securing the Bank's claims based on this contract.

Article 3. Verifications and guarantees of the Loan Beneficiary

3.1. The Loan Beneficiary confirms and guarantees to the Bank, with full, material, moral and criminal responsibility:

3.1.1. It was duly established and registered with all the attributions of a legal entity measured by law;

3.1.2. Can validly conclude this Agreement and all other dependent legal assignments, legally authoritatively sign all other documents and financial legal instruments in connection with or on the occasion of the fulfillment of contractual obligations;

3.1.3. The signatory of the Agreement is a person who has the legal and/or statutory authority to conclude the agreement;

3.1.4. There is no other prior condition for the conclusion of the Agreement, regardless of any permission or subsequent approval from a foreign authority, organization of the Loan Beneficiary or any third party;

3.1.5. The conclusion of the Agreement does not conflict with other agreements or assumed obligations on any other factual or legal basis;

3.1.6. All presented accounting documents and acts are credible, and the data contained in them are true;

3.1.7. There are no facts or circumstances that the Loan Beneficiary did not present to the Bank, which if the Bank had known, it would not have granted the loan to the Loan Beneficiary, or the terms of the contract would have been different. In the case of doubt about the relevance of silenced or concealed information, it is to be assumed that this undisclosed information is of such importance that the Bank would not have concluded the contract if it had been in Bank's possession.

3.1.8. The funds of the approved loan will not be used for projects that may harm the environment;

3.1.9. That he is familiar with the List of projects for which an environmental impact assessment is mandatory (Regulation on projects for which an environmental impact assessment is carried out Official Gazette RCG 20 /07);

3.1.10. If he/she intends to use the funds of the approved loan for projects for which an environmental impact assessment is mandatory, no later than on the day of signing this contract, submit to the Bank an assessment of the project's environmental impact, issued by the competent authority (Law on Environmental Impact Assessment Official Gazette RCG 80/05 and Sl.list CG 40/10);

3.1.11. That he is familiar with the General Business Terms and Conditions of Hipotekarna banka AD Podgorica and other internal acts disclosed to him before the contract in question. The Loan Beneficiary agrees that there is no obligation of the Bank to inform him about the changes and additions to the aforementioned acts in any written form or in any way separately.

Article 4. Implemention

4.1. The contracting parties are obliged to act with the increased attention of a good businessman during the execution of the Contract.

D. Čarapić

4.2. The contracting parties are obliged to respect each other's interests during the execution of the Contract, to protect each other's business reputation and to share information that is of mutual importance with the obligation to keep those that represent a business secret, according to generally accepted principles of the business world. The party will ensure that any person associated with it, its officers and employees, keeps the information contained in this contract confidential. The Loan Beneficiary is aware of the Bank's Decision, which contains the subject of trade secrets, the manner and all modalities of breaching the Bank's business reputation, with the corresponding sanctions in the form of penalties, i.e. contractual penalties in absolute amounts. The violation and the amount of the penalty are determined and imposed by the Bank at its discretion.

4.3. The legal successors of the contracting parties are the universal successors of all the contractual benefits that they automatically take over immediately by the act itself, thus becoming the holders of all the rights and obligations of their predecessors. This also applies to all guarantors.

4.4. The Loan Beneficiary is aware that the Bank is authorized by the very letter of the contract to automatically, without any prior permissions and subsequent and additional approvals from the Loan Beneficiary, transfer the rights and authorizations from the contract to third parties at its discretion, according to positive regulations (cession, assignment, factoring, forfeiting jobs, etc.), whereupon it is certainly obliged to notify the Loan Beneficiary in writing within 15 days after the implementation of the aforementioned.

Article 5. Termination

5.1. The Bank has the right to unilaterally terminate the Agreement, if the Loan Beneficiary terminates any contractual obligation, such as, for example:

5.1.1. Does not pay when due any amount owed to the Bank under this Agreement or the corresponding regulation;

5.1.2. Does not make any other payment or payment due to the Bank and this Agreement or the corresponding regulation;

5.1.3. If it turns out that he/she provided incorrect data (regardless of awareness and guilt) that were essential for the adoption of a positive decision by the Bank, and which fact is established at any time, after the conclusion of this Agreement;

5.1.4. It ceases to meet the requirements of creditworthiness, according to regular or ad hoc checks and the Bank's discretionary assessment;

5.1.5. Unintended use of the loan or in/directly prevents the Bank from controlling the intended use;

5.1.6. Becomes insolvent or his insolvency lasts longer than 15 consecutive days or 60 days during one credit year (the period to be calculated is taken from the date of conclusion of the contract);

5.1.7. It ceases to exist by decision of the competent authority or on the basis of the law;

5.1.8. In case of non-provision of additional loan collateral by the Loan Beneficiary, upon receipt of the Bank's discretionary request with an appropriate term for additional collateral;

5.1.9. In the case of non-delivery, irregular and untimely delivery to the Bank of the documentation from which the legal and financial status of the Loan Beneficiary is determined;

5.1.10. In case of termination of validity of any statement or any guarantee, termination, reduction or jeopardy of any means (real or personal) of securing loan repayment;

5.1.11 . In the case of non-payment of loan costs (interest, commission, tax, all types and levels of taxation, etc.);

5.1.12. In all other cases provided by the Bank's business policy and valid relevant regulations.

5.2. The Bank is obliged to immediately notify the Creditor (article 125 LOO) in writing of the notice of unilateral termination of the Agreement by personally handing it to him in writing or by sending it by registered mail with return receipt to the address from the Agreement, i.e. to his last registered and/or other written notification to the Bank address.

5.3. In the notice of termination of the Agreement, the Bank will leave the Loan Beneficiary a subsequent appropriate and reasonable period of up to eight days, counting from the day of delivery of the notice in the manner referred to in the previous paragraph, in the sense of the suspensive condition (article 69 LOO) so that all legal consequences of the termination of the Agreement may occur (article 127 LOO). In exceptional circumstances, if the legal or financial situation, i.e., the status of the Creditor justifies it, the Bank has the discretionary right and prerogative to activate all means of security, together with the simultaneous activation or notification of termination of the Agreement, both for the Creditor and for all personal and real holders of guarantees that is, warranties.

5.4. The Loan Beneficiary can keep the Agreement in force, only under the express condition if he promptly removes the reasons for termination, provides additional guarantees and/or explanations that will be satisfactory from the Bank's discretionary point of view.

5.5. If the Bank accepts the maintenance of the Agreement in legal force, in connection with this, it will stipulate a corresponding Annex — Agreement with the Beneficiary, or it will inform the Beneficiary of the loan in a formal written statement. If the reason for the termination was the non-monetary disposition of the Creditor, he/she is obliged to pay a contractual penalty in the percentage of 1.00% of the amount of the remaining debt, but not less than €100.00 (in letters: one hundred euros).

5.6. The contracting parties agree that in the event that the deadline left in the written notice of termination passes unsuccessfully or the Loan Beneficiary does not provide at all or does not provide sufficient security or does not undertake sufficient actions or satisfactory dispositions at the discretion of the Bank, (the Bank is not obliged to provide any explanations) the contract shall be considered terminated, at which moment the entire amount of the loan, with associated interest and other secondary claims, becomes due. The day of dispatch of the written document with the calculation of all due credit and accessory claims of the Bank in the manner provided for in this Agreement, will be considered as the day when the Loan Beneficiary learns that the Agreement has been definitively and legally authoritatively terminated.

5.7. At the moment of the termination of the Agreement or the maturity of an individual claim, the Bank acquires the indisputable prerogative to, at its own discretion, in order to settle its claims (principal, interest, fees, duties, costs of compulsory collection and other expenses), implement all security instruments delivered, at once, in parallel, selectively or successively, all depending on the free assessment, until the entire credit claim of the Loan Beneficiary is completely extinguished.

5.8. The loan beneficiary may withdraw from this Agreement under the following conditions:

(a) after the loan is approved by the Bank, and before the transfer of the loan funds, in which case he is obliged to pay the fee for processing the request in accordance with the Decision on the Bank's Fee Tariff;

(b) make early, partial or full repayment of the loan obligations provided that, at least 8 (days) days before such repayment, submits a written notification to the Bank of his/her intention.

In case of early repayment, the Loan Beneficiary is obliged to pay the Bank the loan principal owed on the day of early repayment, the calculated interest on the owed principal up to and including the day of early repayment.

With this Agreement, the Loan Beneficiary undertakes the obligation to pay the Bank a fee calculated as a percentage of up to 3% of the principal debt on the day of early repayment, whether it is partial or complete, depending on the reason for early repayment, which is assessed in accordance with the criteria defined by the bank's internal acts.

If the Loan Beneficiary makes an early repayment of the loan due to taking out a new loan with this Bank, the fee in question will not be calculated.

5.9. If the Loan Beneficiary does not use the loan funds within the agreed period, it will be considered that the Agreement has not been concluded in relation to the unused amount of the loan funds (the Agreement is partially or fully suspended after signing until the moment of withdrawal of the approved loan funds by the legitimate owner of the Loan Beneficiary).

Article 6. Final provisions

D. Čarapić

6.1. The contracting parties agree that certain provisions of the Agreement or the Agreement as a whole must be interpreted in terms of the request of the Loan Beneficiary for loan approval, the provisions of the Law on Obligations and the Bank's business policy acts and other positive regulations of Montenegro and international documents that are incorporated into the legal order of Montenegro, which will be applied in all those cases where it is imperatively determined by those regulations (ius cogens) in all cases when a given event or circumstance is not foreseen by the contract, as well as in all disputes related to contracts and ancillary legal affairs.

6.2. Changes and additions to the contract can only be made in writing and without valid and binding contractual parties, only those changes and additions made by agreement in writing.

6.3. The Loan Beneficiary has the right to propose to the Bank the transfer of rights and obligations to a third party, but in such a way that the Bank's rights are not threatened in any way, whereby the Bank is not bound by the proposal of the Loan Beneficiary, but rather evaluates it at its discretion.

6.4. The costs of changes and/or additions to the Agreement, which are made at the request or at the request of the Loan Beneficiary, are calculated each time according to the current price list of the Bank.

6.5. In the event of a contract dispute, the local jurisdiction of the court in Podgorica has jurisdiction.

6.6. By concluding this Agreement, earlier correspondence on the same matters has no legal significance.

6.7. Subsequent attachments, annexes, protocols, created after the conclusion of the Agreement may, depending on the content, supplement or change the content of certain provisions of the Agreement, provided that they are signed by authorized persons of both parties.

6.8. The Agreement is valid on the day of its signing, eventual certification in the case of legal entities, and enters into legal force and implementation upon the fulfillment of cumulative conditions, which are reflected in the perfect submission of all real and personal guarantees and other forms of ensuring the return of loan funds with the confirmed fact of withdrawal of approved loans funds of the Loan Beneficiary (in part or in whole).

6.9. The Agreement is drawn up in 4 (four) identical copies in the language that is in official use at the location of the Bank's headquarters.

HIPOTEKARNA BANK
manus scriptum

LOAN BENEFICIARY
manus scriptum

L.S. HIPOTEKARNA BANK PODGORICA MONTENEGRO
L.S. MERIDIANBET COMPANY LLC PODGORICA

D. Čarapić

TUMAČ

Dragana Čarapić

za engleski jezik, postavljena u Crnoj Gori rješenjem ministra pravde broj: UPI-05-109/24-60-2 od 12. februara 2024. godine. na vrijeme od pet godina, potvrđuje da je ovaj preved vjeran originalu.

Troškovi prevoda iznose ________ €

U Podgorici, dana 25/07/2024

D. Čarapić
Potpis

Pečat

INTERPRETER/TRANSLATOR

Dragana Čarapić

for English, appointed in Montenegro by the decision of the Minister of Justice number: UPI-05-109/24-60-2 of 12 February 2024, for the period of five years, certifies that this is the true translation of the original document.

Translation fee € ________

In Podgorica, on 25/07/2024

D. Čarapić
Signature

Seal

TUMAČ ZA ENGLESKI JEZIK Certified interpreter/translator for English language Dragana Čarapić PODGORICA

TUMAČ ZA ENGLESKI JEZIK Certified interpreter/translator for English language Dragana Čarapić PODGORICA